Exhibit 10.6
NATIONAL CREDIT REPORT.COM, LLC
7700 Congress Avenue, Suite 3113, Boca Raton, Florida 33487
December 5, 2008
Mark Kane
16240 Mira Vista Lane
Delray Beach, Florida 33446
Re: Employment Offer
Dear Mr. Kane,
On behalf of National Credit Report.Com, LLC (the “Company”), I would like to extend to you a position with the Company. The terms of your employment are summarized herein.
Your employment with the Company in its Boca Raton, Florida, office as Vice President of Marketing, reporting to the Chief Executive Officer of IFTH Acquisition Corp. (“IFTH”), commenced effective as of November 1, 2008. Your starting base salary will be $120,000.00 on an annualized basis (“Salary”), paid according to the Company’s standard payroll practices. You will also participate in an incentive compensation plan attached hereto as “Exhibit A” (the “Incentive Plan”).
The Company will provide you with an automobile allowance of $800 per month; however, you will be responsible for premiums for insurance for the automobile and occupants, and will pay all maintenance and operating costs (including fuel costs) appropriate to maintain the automobile.
You will have the right to participate in the health insurance, dental insurance and other employee benefits, including paid vacation days, which are regularly offered by the Company pursuant to applicable plan documents and subject to the same terms, conditions and limitations applicable to similarly situated employees. Such benefits will be fully paid for by the Company in 2009.
Subject to the approval of the Compensation Committee of the Board of Directors of IFTH, you will be granted options to purchase 150,000 shares of common stock of IFTH commensurate with your position with the Company pursuant to the terms and conditions of the IFTH 2001 Flexible Stock Plan and will enter into a separate Stock Option Award Agreement, in the form substantially attached hereto as “Exhibit B,” in connection therewith. These shares will vest over a three (3) year period of continuous employment with the Company on the following basis: 50,000 of the total shares shall vest on the day of grant, 33,333 will vest on the first anniversary of your date of employment, 33,333 will vest on the second anniversary date of your employment and 33,334 will vest on the third anniversary date of your employment.

You recognize and acknowledge that you will have access to certain confidential information of the Company, IFTH and of entities with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company, IFTH and such other entities. For a period of three (3) years immediately following the termination of your employment, you agree not to disclose or use any confidential information, including without limitation, information concerning the financial condition, research and development activities, technologies, product designs and/or specifications, “know-how,” prices, customers, prospects, methods of doing business, marketing and promotional activities, or any information or knowledge with respect to confidential information or trade secrets of the Company or IFTH. The provisions of this paragraph shall survive the termination of this letter agreement, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company, IFTH and their affiliates.
You acknowledge that all original works of authorship that are created, conceived, developed or reduced to practice by you during your employment with the Company that directly relate to the present or anticipated business activities of the Company (whether or not during normal working hours, on the premises of the Company or using the Company’s equipment or Confidential Information), including, without limitation, any designs, forms, formulas, materials, products, deliverables, work product, developmental or experimental work, computer software programs (including, without limitation, images, text, source code, object code, html code and scripts), databases and other original works, and any upgrades, modifications or enhancements to the foregoing and any related patents, patent applications, copyrights, copyright applications and domain names (collectively referred to herein as the “Work Product”), are and shall remain the sole and exclusive property of the Company, and all right, title and interest therein shall vest in the Company and shall be deemed a “work made for hire”, as that term is defined in the United States Copyright Act. Unless otherwise agreed to in writing by the Company, nothing in this letter or any other agreement or in the course of dealing between you and the Company shall be construed to grant to you any ownership right, title or interest in or license to any of the Work Product. To the extent that title to any of such Work Product may not, by operation of law, vest in the Company, or any of such Work Product may not be considered to be “work made for hire”, all right, title and interest therein are hereby irrevocably assigned to the Company without limitation. All Work Product shall belong exclusively to the Company with the Company having the right to obtain and to hold in its own name copyright, patent and trademark registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.
Your employment is at-will; that is, either the Company or you may terminate the employment relationship at any time, for any reason, with or without notice. Nothing in this letter is to be construed as modifying the at-will nature of your employment relationship. You further understand and agree that no manager or representative of the Company has any authority to enter into any agreement contrary to the foregoing, except that the President or Chief Executive Officer of the Company may make such an agreement in writing.
In the event the Company terminates its employment relationship with you without Cause (as defined below), Salary earned and compensation earned under the Incentive Plan shall be paid through the effective date of termination. “Cause” occurs when you (i) commit or participate in any injurious act of fraud or dishonesty against the Company; (ii) commit or participate in an injurious act or omission, wantonly, willfully, recklessly or in a manner which is grossly negligent, against the Company; (iii) are convicted of a felony in any jurisdiction or are unable to provide services hereunder as a result of your violation of any law, regulation and/or rule; (iv) engage in any conduct of unlawful harassment against any Company employee; or (v) use narcotics, liquor or illicit drugs that has a detrimental effect on the performance of your employment responsibilities, as determined in the sole discretion of the Company.

This letter sets forth our entire agreement and understanding with respect to the terms of your employment with the Company and supersedes any prior agreement, proposal, negotiation or discussion relating thereto. No amendment or modification to the terms of this letter shall be effective unless in writing and signed by the parties hereto.
Please indicate your acceptance of this offer by signing below. We look forward to you joining our team.

Sincerely,
/s/ William J. Caragol

William J. Caragol
President

AGREED AND ACCEPTED BY:

/s/ Mark Kane Mark Kane	Date: 12/5/2008

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